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                                                                    EXHIBIT 12.2

                            Eagle Family Foods, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                         Fifty-Two         Fifty-Two       Fifty-Two Week
                                                        Week Period       Week Period
                                                         Ended June        Ended June       Period Ended
                                                          28, 2003          29, 2002        June 30, 2001
                                                       ------------      ------------      --------------
Adjusted Earnings
Income (loss) before income taxes                      $      1,932      $      2,392      $       (7,935)
Portion of rent representative of interest                      126               410                 337
Interest on indebtedness                                     15,662            20,632              33,399
                                                       ------------      ------------      --------------
     Total earnings as adjusted                              17,720            23,434              25,801
                                                       ------------      ------------      --------------
Fixed Charges

Portion of rent representative of interest                      126               410                 337
Interest on indebtedness                                     15,662            20,632              33,399
                                                       ------------      ------------      --------------
     Total fixed charges                                     15,788            21,042              33,736
                                                       ------------      ------------      --------------
Surplus (deficiency) of earnings                       $      1,932      $      2,392      $       (7,935)
                                                       ============      ============      ==============
Ratio of earnings to fixed charges (a)                         12.2%             11.4%                 --
                                                       ============      ============      ==============

(a) As earnings for the fifty-two week period ended June 30, 2001 was inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $8.0 million.